EXHIBIT 11



                         EARNINGS PER SHARE COMPUTATIONS

The table below details the number of common shares and common stock equivalents used in the computation of primary and fully diluted earnings per share
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

                                                               THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                  SEPTEMBER 30,                  SEPTEMBER 30,
                                                               1996          1997             1996         1997
                                                             --------      ---------        ---------     ---------
Primary:
  Weighted average common shares outstanding                4,829,058      4,886,523        3,806,842     4,875,050
  Effect of shares issuable under stock option plans           62,708         47,778           68,392        61,007
    using the treasury stock method
  Effect of shares issuable upon exercise of warrants           1,648          3,346            3,716         5,941
    using the treasury stock method
                                                             ---------    ----------      -----------    ----------
  Shares used in computing primary earnings per share        4,893,414     4,937,647        3,878,950     4,941,998
                                                             =========    ==========      ===========    ==========
Primary Earnings Per Share                                                $     0.05                     $     0.23
                                                                          ==========                     ==========

Fully Diluted:
  Weighted average common and common equivalent              4,893,414     4,937,647       3,878,950      4,941,998
    shares outstanding
  Effect of period end market price over average price          11,198         1,407           3,926
     for common stock equivalents
  Effect of shares contingently issuable under warrants                                       34,403
    issued with the 8% subordinated debentures using
    the treasury stock method
  Effect of assumed conversion of convertible subordinated      33,424
    debentures using if converted method
                                                             ---------    ----------      ----------     ----------
  Shares used in computing fully diluted earnings per share  4,938,036     4,939,054      3 ,917,279      4,941,998
                                                             =========    ==========      ==========     ==========
  Increase in net income available to common shareholders
    due to above assumed repayment and redemption            $   3,736    $     --        $    5,394     $     --
                                                             =========    ==========      ===========    ==========
Fully Diluted Earnings Per Share                                          $     0.05                     $     0.23
                                                                          ==========                     ==========
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